Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS; PROVIDES FISCAL YEAR 2011 GUIDANCE

Casella achieves fiscal year 2010 guidance ranges for revenues, Adjusted EBITDA*, and free cash flow*.

RUTLAND, VERMONT (June 7, 2010)— Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported financial results for its fourth quarter and 2010 fiscal year, and gave guidance on its 2011 fiscal year.

Highlights include:

•                  Revenues were up 11.5 percent from the same quarter last year, with 6.7 percent growth in the Solid Waste group, the first quarter of Solid Waste volume growth in eight quarters and the eighth consecutive quarter of pricing growth.

•                  Solid Waste volume growth in the quarter driven by higher landfill volumes and sequentially improving collection volumes; Recycling commodity prices strengthened sequentially for the fifth straight quarter.

•                  Adjusted EBITDA* for the quarter was $29.1 million, up $3.8 million from the same quarter last year.

•                  Adjusted EBITDA margin for the quarter was 22.3 percent, up 80 basis points from the same quarter last year.

•                  Fiscal year 2010 guidance ranges achieved with revenues of $522.3 million, Adjusted EBITDA of $123.6 million, and free cash flow of $0.8 million.

“During this past fiscal year we made solid progress against our key strategic initiatives to improve free cash flow and begin the process of delevering our balance sheet,” said John W. Casella, chairman and CEO of Casella Waste Systems.  “Our valuation continues to be significantly depressed; however we believe that our strategy to repay debt and reduce leverage over the next two years is the right plan to drive long-term shareholder value.”

“Our team is focused on improving the performance of our base operations and increasing free cash flow through profitable revenue growth, operating efficiency programs, completing landfill development initiatives, and select divestitures,” Casella said.

“The success of our pricing, revenue growth, and operating efficiency programs are clear in our operating results for the fiscal year,” Casella said.  “In particular, our Adjusted EBITDA margins for fiscal year 2010 were up by 120 basis points over the same period last year, with the gains driven by further improvement in collection pricing, increased landfill volumes, higher commodity pricing, and the successful operating efficiency initiatives.  This margin expansion is reflective of the operating leverage we gained during the downturn through the implementation of permanent cost controls and operating efficiency programs, such as dynamic truck routing, front-load conversions, and the centralized customer care center.”

“We made excellent progress in driving additional value from our long-term investment in landfill capacity over the past year,” Casella said.  “With the late May permit issuance for the conversion of the Southbridge landfill from C&D residuals to MSW, our team has begun the process to drive additional value from our Massachusetts assets.  Our sales team continues to work hard to attract new long-term contracted volumes to our landfills.  Both of these initiatives are key long-term drivers in our strategy to harvest the value from our investments in landfill capacity across our integrated footprint.”

“Through early June, we had completed three non-core divestitures with cash proceeds of approximately $3.3 million,” Casella said.  “We are in various stages of diligence with the sale of several other non-contributing assets and we remain confident that we are on target to sell $25.0 million of assets by December 2010, as previously targeted.”

Fourth Quarter Results

For the quarter ended April 30, 2010, the company reported revenues of $130.7 million, up $13.4 million or 11.5 percent over the same quarter last year.

Solid waste revenues were up 6.7 percent over the same quarter last year with 0.8 percent attributable to price, 0.2 percent attributable to fuel and oil recovery fees, 4.1 percent attributable to volume, and 1.3 percent attributable to commodity price and volume.  Solid waste collection price was up 2.5 percent as a percentage of collection revenues over the same quarter last year.  While solid waste disposal price was down 1.9 percent as a percentage of disposal revenues over the same quarter last year, disposal pricing improved sequentially from the third quarter.

The 4.1 percent increase in solid waste volumes was the result of a 3.9 percent increase in disposal volumes, a 0.1 percent increase in power generation, and a 2.1 percent increase in processing and recycling volumes, partially offset by a 2.0 percent decline in collection volume.

FCR revenues were up 29.7 percent over the same quarter last year with 26.2 percent attributable to price and 3.5 percent attributable to volume.  More importantly, net revenue per ton of recyclables was up 3.5 percent over the same quarter last year, reflecting our risk mitigation programs that give to the customer a portion of higher commodity prices in exchange for long-term stability and protection from commodity price volatility.  The risk programs mitigate cash flow volatility through floating revenue shares, variable tipping fees, index purchases, financial hedges, floor prices, and fixed price contracts.  Net revenue per ton of recyclables equals gross commodity revenue, net of revenue shares, plus hedging revenues, plus tipping fees, less purchased materials.

The company’s net loss applicable to common shareholders was ($5.2) million, or ($0.20) per common share in the quarter, compared to net loss of ($68.5) million, or ($2.67) per share for the same quarter last year.

Operating income was $10.5 million for the quarter, up $62.5 million from the same quarter last year.  The company’s Adjusted EBITDA* was $29.1 million for the quarter, up $3.8 million from the same quarter last year.  Adjusted EBITDA margin was 22.3 percent for the quarter up 80 basis points from the same quarter last year.

Net cash provided by operating activities in the quarter was $22.6 million, down $3.9 million from the same quarter last year.  Net cash provided by operating activities in the fourth quarter fiscal 2009 was favorably impacted by a $14.4 million increase due to the dissolution of the company’s captive insurance company during the quarter.  The company’s free cash flow* in the quarter was $1.7 million, down $16.6 million from the same quarter last year, which had a $14.4 million benefit from the dissolution of the company’s captive insurance company.

Fiscal 2010 Results

For the fiscal year ended April 30, 2010, the company reported revenues of $522.3 million, down $29.6 million or 5.4 percent from fiscal year 2009.  The company’s net loss applicable to common shareholders was ($13.9) million, or ($0.54) per common share, for fiscal year 2010, compared to a net loss of ($68.0) million, or ($2.66) per share, for the same period last year.

Operating income was $44.4 million for fiscal year 2010, up $63.8 million from the same period last year.  The company’s Adjusted EBITDA* was $123.6 million for fiscal year 2010, down $0.6 million from the same period last year.  Adjusted EBITDA margin was 23.7 percent for fiscal year 2010 up 120 basis points from the same period last year.

Net cash provided by operating activities for fiscal year 2010 was $69.3 million, down $6.6 million from the same period last year.  Net cash provided by operating activities in fiscal 2009 was favorably impacted by a $14.4 million increase due to the dissolution of the company’s captive insurance company during the quarter.  The company’s free cash flow* for fiscal year 2010 was $0.8 million, up $1.9 million from the same period last year, or up $16.3 million not including the impact of the dissolution of the company’s captive insurance company in the previous year.

As of April 30, 2010, the company had cash on hand of $2.1 million, outstanding total debt level of $578.6 million, and $92.3 million of availability on its Senior Secured Revolving Credit Facility.  More detailed financial results are contained in the tables accompanying this release.

During the fourth quarter of fiscal year 2010, the company recorded an additional environmental remediation charge of $0.4 million related to a scrap yard and transfer station owned by the company.  In addition, during fiscal year 2010 the company recorded a severance and reorganization charge of $0.2 million in resulting from the consolidation of customer service to the new customer care center.

Fiscal 2011 Outlook

“In fiscal year 2011, our emphasis is on further improving cash flows through increased pricing, operating efficiencies, focused capital deployment, and execution of our divestiture program,” Casella said.  “Our plan for the fiscal year assumes that economic activity remains soft with limited GDP growth, essentially mirroring the conditions that our business experienced during the last six months of our fiscal year 2010.”

The company provided guidance for its fiscal year 2011, which began May 1, 2010, by estimating results in the following ranges:

•                  Revenues between $532.0 million and $542.0 million;

•                  Adjusted EBITDA* between $123.0 million and $127.0 million;

•                  Capital Expenditures between $60.0 million and $66.0 million, with maintenance capital expenditures of $53.0 million to $56.0 million and growth capital expenditures of $7.0 million to $10.0 million; and

•                  Free Cash Flow* between $1.0 million and $8.0 million.  Please note our definition of “Free Cash Flow” for fiscal year 2011 is as follows: net cash provided by operating activities; less capital expenditures; less payments on landfill operating leases; less assets acquired through financing leases; plus proceeds from sales of property and equipment.

The company said the following assumptions are built into its fiscal year 2011 outlook:

•                  No material changes in the regional economy from the fourth quarter fiscal year 2010.

•                  In the solid waste business, revenue growth of between 0.5 percent and 2.0 percent, with price growth targeted at 50 basis points in excess of CPI; volumes up mainly from expected landfill volume growth at the Ontario and Hakes landfills.

•                  In the recycling business, overall revenue growth of between 0.5 percent and 2.5 percent, with price up and volumes down.

•                  In the major accounts business, overall revenue growth of between 20.0 percent and 25.0 percent, principally through volume growth with the addition of new contracts.  The major accounts line of business requires little to no capital, however growth of this high return on invested capital business is expected to negatively impact overall margins by 50 basis points year-over-year.

•                  The following project specific impacts are included in the overall guidance estimates for fiscal year 2011:  With the new permit issued at the Southbridge landfill, the company plans to begin converting tonnages to municipal solid waste and expects an approximate incremental Adjusted EBITDA contribution of $1.0 million for the fiscal year with a six month conversion period.  The Maine Energy Recovery Company waste-to-energy facility began selling power in the “day ahead” market in May 2010, which at current market rates is estimated to result in a negative $5.0 million year-over-year revenue variance.  The Pine Tree landfill was permanently closed during Q3 fiscal year 2010, which will result in a negative $4.4 million year-over-year Adjusted EBITDA variance.  In the FCR group, the company plans to complete four Zero-Sort® Recycling conversions during the fiscal year, with three of the projects funded by our municipal partners.

•                  No acquisitions are included in guidance.

Free cash flow of $1.0 million to $8.0 million is based on net cash provided by operating activities of $63.0 million to $67.0 million.  Cash interest expense is expected to increase by $10.0 million over the pervious fiscal year due to the timing of interest payments on the 2014 Second Lien Notes.  Payments on landfill operating leases are estimated at $6.0 million, and depletion of landfill operating lease obligations and interest accretion on landfill and environmental remediation liabilities are estimated at $12.0 million.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for severance and reorganization charges, goodwill impairment charge, environmental remediation charge as well as development project charges (Adjusted EBITDA) and free cash flow, which are non-GAAP measures.  In the future we may modify items considered in defining free cash flow and Adjusted EBITDA if we believe it will help the understanding of our financial performance.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of companies in the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts, and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. Free cash flow, EBITDA and Adjusted EBITDA are not intended to replace “Net Cash Provided by Operating Activities,” which is the most comparable GAAP financial measure.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as capital expenditures, payments on landfill operating lease contracts, or working capital, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact Ned Coletta, director of investor relations at (802) 772-2239, or visit the company’s website at http://www.casella.com.

Conference call to discuss fourth quarter and fiscal year 2010

The company will host a conference call to discuss these results on Tuesday, June 8, 2010 at 10:00 a.m. ET.  Individuals interested in participating in the call should dial (866) 316-1370 or (913) 312-0675 at least 10 minutes before start time.  The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast.  A replay of the call will be available on the company’s website, or by calling (888) 203-1112 or (719) 457-0820 (passcode 4226870) until 11:59 p.m. CT on Tuesday, June 15, 2010.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the company “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: current economic conditions have adversely affected and may continue to adversely affect our revenues and our operating margin; we may be unable to reduce costs or increase revenues sufficiently to achieve estimated EBITDA and other targets; landfill operations and permit status may be affected by factors outside our control; we may be required to incur capital expenditures in excess of our estimates; fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates; and we may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K/A for the year ended April 30, 2009 and in the Form 10-K to be filed for the year ended April 30, 2010.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except amounts per share)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2009	2010	2009	2010

Revenues	$117,264	$130,721	$551,937	$522,328

Operating expenses:
Cost of operations	78,346	88,689	371,200	347,460
General and administration	17,128	15,784	67,591	61,868
Depreciation and amortization	16,630	15,458	72,526	68,275
Goodwill impairment charge	55,286	—	55,286	—
Environmental remediation charge	1,533	335	4,356	335
Development project charge	375	—	355	—
	169,298	120,266	571,314	477,938

Operating income (loss)	(52,034)	10,455	(19,377)	44,390

Other expense/(income), net:
Interest expense, net	9,217	14,616	39,039	54,270
Loss on debt modification	—	—	—	511
Loss from equity method investments	247	1,385	2,157	2,691
Other income	(244)	(361)	(792)	(849)
	9,220	15,640	40,404	56,623

Loss from continuing operations before income taxes and discontinued operations	(61,254)	(5,185)	(59,781)	(12,233)
Provision for income taxes	7,268	820	8,749	3,018

Loss from continuing operations before discontinued operations	(68,522)	(6,005)	(68,530)	(15,251)

Discontinued Operations:
Income from discontinued operations, net of income taxes (1)	46	—	442	213
Income on disposal of discontinued operations, net of income taxes (1)	26	852	63	1,180

Net loss available to common stockholders	$(68,450)	$(5,153)	$(68,025)	$(13,858)

Common stock and common stock equivalent shares outstanding, assuming full dilution	25,667	25,810	25,584	25,731

Net loss per common share	$(2.67)	$(0.20)	$(2.66)	$(0.54)

Adjusted EBITDA (2)	$25,361	$29,124	$124,194	$123,558

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30,	April 30,
	2009	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,838	$2,035
Restricted cash	508	76
Accounts receivable - trade, net of allowance for doubtful accounts	51,296	61,722
Other current assets	23,093	18,231
Total current assets	76,735	82,064

Property, plant and equipment, net of accumulated depreciation	486,351	480,053
Goodwill	125,709	125,792
Intangible assets, net	2,635	3,085
Restricted cash	127	228
Investments in unconsolidated entities	41,798	40,965
Other non-current assets	17,607	22,627

Total assets	$750,962	$754,814

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$1,718	$2,000
Current maturities of financing lease obligations	1,344	1,449
Accounts payable	34,623	40,139
Other accrued liabilities	39,350	46,492
Total current liabilities	77,035	90,080

Long-term debt and capital leases, less current maturities	547,145	556,130
Financing lease obligations, less current maturities	12,281	10,832
Other long-term liabilities	48,191	47,476

Stockholders’ equity	66,310	50,296

Total liabilities and stockholders’ equity	$750,962	$754,814

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	April 30,	April 30,
	2009	2010
Cash Flows from Operating Activities:
Net loss	$(68,025)	$(13,858)
Income from discontinued operations, net	(442)	(213)
Income on disposal of discontinued operations, net	(63)	(1,180)
Adjustments to reconcile net loss to net cash provided by operating activities -
Gain on sale of equipment	(352)	(1,325)
Depreciation and amortization	72,526	68,275
Depletion of landfill operating lease obligations	6,416	6,867
Interest accretion on landfill and environmental remediation liabilities	3,262	3,506
Goodwill impairment	55,286
Environmental remediation charge	4,356	335
Development project charges	355
Amortization of premium on senior notes	(675)	(727)
Amortization of discount on term loan and second lien notes	—	1,667
Loss from equity method investments	2,157	2,691
Loss on debt modification	—	511
Stock-based compensation	1,679	2,242
Excess tax benefit on the exercise of stock options	(162)	—
Deferred income taxes	8,436	3,031
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(8,875)	(2,556)
	144,409	84,517
Net Cash Provided by Operating Activities	75,879	69,266
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,394)	(864)
Additions to property, plant and equipment - growth	(10,570)	(4,346)
- maintenance	(47,166)	(50,004)
Payments on landfill operating lease obligations	(5,102)	(13,737)
Other	(1,016)	4,385
Net Cash Used In Investing Activities	(66,248)	(64,566)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	127,600	492,344
Principal payments on long-term debt	(142,003)	(486,322)
Payment of financing costs	(348)	(14,089)
Proceeds from exercise of stock options	1,462	260
Excess tax benefit on the exercise of stock options	162	—
Net Cash Used in Financing Activities	(13,127)	(7,807)
Cash Provided by Discontinued Operations	2,520	3,304
Net increase (decrease) in cash and cash equivalents	(976)	197
Cash and cash equivalents, beginning of period	2,814	1,838
Cash and cash equivalents, end of period	$1,838	$2,035
Supplemental Disclosures:
Cash interest	$40,623	$44,183
Cash income taxes, net of refunds	$332	$234

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 1:   As of April 30, 2008, the Company deemed its FCR Greenville operation as held for sale and classified this operation as a discontinued operation pursuant to guidance on discontinued operations. The divestiture was completed in June 2008 for cash proceeds of $670. A loss amounting to $34 (net of tax) has been recorded to loss on disposal of discontinued operations in fiscal year 2009.

The Company completed the divestiture of its FCR Great Northern Recycling Canadian operation in the third quarter of fiscal year 2010 for a settlement amount of $400 in cash.  In the fourth quarter of fiscal year 2010, the Company also completed the divestiture of its domestic brokerage operations for a settlement amount of $1,350.  The Company had previously accounted for these transactions as assets under contractual obligation.  This resulted in a gain on disposal of discontinued operations (net of tax) amounting to $97 and $1,135 for fiscal years 2009 and 2010.

The Company’s contract for its FCR Cape May operation expired in the third quarter of fiscal year 2010.  Accordingly, this operation has been treated as a discontinued operation.

The operating results of these operations for the three and twelve months ended April 30, 2009 and 2010 have been reclassified from continuing to discontinued operations in the the Company’s consolidated financial statements.

Note 2:   Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for accretion, depletion of landfill operating lease obligations, severance and reorganization charges, goodwill impairment charge, environmental remediation charge as well as development project charges (Adjusted EBITDA) and free cash flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. EBITDA, Adjusted EBITDA and Free Cash Flow are not intended to replace “Net Cash Provided by Operating Activities”, which is the most comparable GAAP financial measure. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital, payments on landfill operating lease contracts or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of Adjusted EBITDA and EBITDA to Net Cash Provided by Operating Activities:

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2009	2010	2009	2010

Net Cash Provided by Operating Activities	$26,538	$22,620	$75,879	$69,266
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(11,494)	(7,045)	8,875	2,556
Stock-based compensation, net of excess tax benefit on exercise of options	(291)	(515)	(1,517)	(2,242)
Provision for income taxes, net of deferred taxes	37	(196)	313	(13)
Net interest expense plus amortization of premium/discount	9,391	14,277	39,714	53,330
Severance and reorganization charges	1,370	107	1,370	185
Gain on sale of equipment and other	(190)	(124)	(440)	476
Adjusted EBITDA (2)	25,361	29,124	124,194	123,558
Interest accretion on landfill and environmental remediation liabilities	(848)	(838)	(3,262)	(3,506)
Depletion of landfill operating lease obligations	(1,398)	(1,931)	(6,416)	(6,867)
EBITDA (2)	$23,115	$26,355	$114,516	$113,185

Following is a reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2009	2010	2009	2010
Net Cash Provided by Operating Activities	$26,538	$22,620	$75,879	$69,266
Capital expenditures	(7,587)	(15,031)	(57,736)	(54,350)
Payments on landfill operating leases	(701)	(5,934)	(5,102)	(13,737)
Assets acquired through financing leases	—	—	(14,115)	(404)
Free Cash Flow	$18,250	$1,655	$(1,074)	$775

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenues attributable to services provided are as follows:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2009	2010	2009	2010
Collection	$48,907	$48,655	$218,362	$204,242
Disposal	21,914	25,032	111,146	107,398
Power/LFGTE	7,057	6,935	28,448	27,778
Processing and recycling	10,747	13,935	58,271	50,313
Solid waste operations	88,625	94,557	416,227	389,731
Major accounts	8,289	9,776	34,660	38,678
FCR recycling	20,350	26,388	101,050	93,919
Total revenues	$117,264	$130,721	$551,937	$522,328

Components of revenue growth for the three months ended April 30, 2010 compared to the three months ended April 30, 2009:

Solid waste operations (1)	Core price	0.8%
	Fuel recovery fee	0.3%
	Volume	4.1%
	Commodity price and volume	1.3%
Total growth - Solid waste operations		6.5%

FCR operations (1)	Price	26.2%
	Volume	3.5%
Total growth - FCR operations		29.7%

Acquisitions		0.2%
Total revenue growth (2)		11.5%

(1) - Calculated as a percentage of segment revenues.

(2) - Calculated as a percentage of total revenues.

Solid Waste Internalization Rates by Region (1):

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2009	2010	2009	2010
Eastern region	52.0%	54.7%	49.2%	52.0%
Central region	81.1%	77.6%	78.9%	77.0%
Western region	63.0%	69.8%	66.0%	69.7%
Solid waste internalization	63.7%	64.4%	63.7%	65.0%

(1)  In the quarter ended July 31, 2009, the Company revised its internalization rate calulation to include third party waste received at its transfer facilities and disposed at its own landfills. The prior year internalization rates have been revised accordingly.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

GreenFiber Financial Statistics - as reported (1):

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2009	2010	2009	2010
Revenues	$27,657	$20,240	$129,810	$102,785
Net (loss) income	(266)	(2,747)	(4,315)	(5,380)
Cash flow from operations	1,519	808	10,910	6,050
Net working capital changes	(1,178)	1,071	3,515	(20)
Adjusted EBITDA	$2,697	$(263)	$7,395	$6,070

As a percentage of revenue:

Net loss	-1.0%	-13.6%	-3.3%	-5.2%
Adjusted EBITDA	9.8%	-1.3%	5.7%	5.9%

(1)  The Company holds  50% interest in US Green Fiber, LLC (“GreenFiber”), a joint venture that manufactures, markets and sells cellulose insulation made from recycled fiber.

Components of Growth and Maintenance Capital Expenditures (1):

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2009	2010	2009	2010
Growth Capital Expenditures:
Landfill Development	$—	$701	$6,642	$1,727
MRF Equipment Upgrades	—	—	1,310	—
Other	405	671	2,618	2,619
Total Growth Capital Expenditures	405	1,372	10,570	4,346

Maintenance Capital Expenditures:
Vehicles, Machinery / Equipment and Containers	1,485	5,728	14,430	15,523
Landfill Construction & Equipment	5,601	7,231	28,325	30,362
Facilities	353	347	2,642	3,068
Other	313	353	1,769	1,051
Total Maintenance Capital Expenditures	7,752	13,659	47,166	50,004

Total Capital Expenditures	$8,157	$15,031	$57,736	$54,350

(1) The Company’s capital expenditures are broadly defined as pertaining to either growth or maintenance activities.  Growth capital expenditures are defined as costs related to development of new airspace, permit expansions, new recycling contracts along with incremental costs of equipment and infrastructure added to further such activities.  Growth capital expenditures include the cost of equipment added directly as a result of new business as well as expenditures associated with increasing infrastructure to increase throughput at transfer stations and recycling facilities.  Maintenance capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals and replacement costs for equipment due to age or obsolescence.